Exhibit 1

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree only one statement containing information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Class A Common Stock of Bio-Rad Laboratories, Inc.

Date:	July 18, 2025	By:	/s/ Alice N. Schwartz
Alice N. Schwartz, individually

ALICE N. SCHWARTZ REVOCABLE TRUST

/s/ Alice N. Schwartz
Alice N. Schwartz, Trustee